Exhibit (k)(1)

400 Broadway   Cincinnati, OH   45202-3341

Mark J. Mahoney Associate Counsel	Direct line: 513-629-1853 Fax: 513-629-1044 mark.mahoney@wsfgrp.com

April 25, 2012

Mr. J.J. Miller, President & Chief Executive Officer

Columbus Life Insurance Company

400 East Fourth Street

Cincinnati, Ohio  45202

Re:                               SEC File No. 333-121135

Dear Mr. Miller:

This opinion is furnished in connection with the filing, by Columbus Life Insurance Company (the “Company”) and its Columbus Life Insurance Company Separate Account 1 (“Separate Account”), of its Post-Effective Amendment No. 9 to the Registration Statement on Form S-6 under the Securities Act of 1933 for its flexible premium variable universal life insurance policies (“Policies”).

I have examined such documents and such law as I considered necessary and appropriate, and on the basis of such examinations, it is my opinion that:

1.                                       The Company is duly organized and validly existing under the laws of the State of Ohio, and has the authority to issue the Policies in all jurisdictions where it has the authority to do a variable life insurance business, and where the Policies have been approved by the appropriate regulatory authorities.

2.                                       The Separate Account is a duly established and validly existing insurance corporation separate account of the Company under the laws of the State of Ohio.

3.                                       The portion of the assets to be held in the Separate Account equal to the reserves and other liabilities under the Policies is not chargeable with liabilities arising out of any other business the Company may conduct.

4.                                       The offer and sale of the Policies have been duly authorized by the Company and the Policies, when issued as contemplated by the said Form S-6 Registration Statement (as it may from time to time be amended), will constitute legal, validly issued and binding obligations of the Company in accordance with their terms.

I hereby consent to the filing of this opinion as an exhibit to the said Post-Effective Amendment to the Registration Statement on Form S-6.

Sincerely,

/s/ Mark J. Mahoney
Mark J. Mahoney
Associate Counsel
Western & Southern Financial Group